Exhibit 3.1

CERTIFICATE OF MERGER

MERGING

EH MERGERSUB INC.,
A DELAWARE CORPORATION

WITH AND INTO

SOHO HOUSE & CO INC.,
A DELAWARE CORPORATION

Pursuant to Title 8, Section 251 of the General Corporation Law of the State of Delaware

Soho House & Co Inc., a Delaware corporation (the “Company”), does hereby certify as follows:

FIRST: Each of the constituent corporations (the “Constituent Corporations”), the Company and EH MergerSub Inc., a Delaware corporation (“Merger Sub”), is a corporation duly organized and existing under the laws of the State of Delaware.

SECOND: An Agreement and Plan of Merger, dated as of August 15, 2025 (the “Merger Agreement”), by and among the Company, EH Parent LLC, a Delaware limited liability company, and Merger Sub, setting forth the terms and conditions of the merger of Merger Sub with and into the Company (the “Merger”), has been approved, adopted, certified, executed and acknowledged by each of the Constituent Corporations in accordance with Section 251 of the Delaware General Corporation Law.

THIRD: The Company shall be the surviving corporation in the Merger (the “Surviving Corporation”). The name of the Surviving Corporation shall be Soho House & Co Inc.

FOURTH: Upon the effectiveness of the Merger, the certificate of incorporation of the Surviving Corporation shall be amended and restated such that, upon the effectiveness of the Merger, the certificate of incorporation attached hereto as Exhibit A shall be the certificate of incorporation of the Surviving Corporation.

FIFTH: An executed copy of the Merger Agreement is on file at the principal place of business of the Surviving Corporation at the following address:

180 Strand, London, United Kingdom WC2R 1EA

SIXTH: A copy of the Merger Agreement will be furnished by the Surviving Corporation, on request and without cost, to any stockholder of either Constituent Corporation.

SEVENTH: The Merger shall become effective as of January 29, 2026, following the filing of this Certificate of Merger with and acceptance for record by the Secretary of State of the State of Delaware.

IN WITNESS WHEREOF, Soho House & Co Inc. has caused this Certificate of Merger to be executed by the undersigned authorized officer as of January 29, 2026.

SOHO HOUSE & CO INC.

/s/ Andrew Carnie
Name: Andrew Carnie
Title: Chief Executive Officer

Exhibit A

THIRD AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION OF
SOHO HOUSE & CO INC.

ARTICLE I

The name of the corporation (hereinafter the “Corporation”) is Soho House & Co Inc.

ARTICLE II

The name and address of the Corporation’s registered agent in the State of Delaware is Corporate Creations Network Inc., 1521 Concord Pike, Suite 201, Wilmington, Delaware 19803, New Castle County, or such other agent and address as the Board of Directors of the Corporation (the “Board”) shall from time to time select.

ARTICLE III

The nature of the business of the Corporation and the objects or purposes to be transacted, promoted or carried on by the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, including, without limitation, exercising all rights, powers, privileges and other incidents of ownership or possession with respect to the Corporation’s assets, including managing, holding, selling and disposing of such assets and engaging in any other activities incidental or ancillary thereto.

ARTICLE IV

Section 4.01         Authorized Capital Stock. The total number of shares of all classes of capital stock that the Corporation is authorized to issue is five hundred fifty million (550,000,000) shares of capital stock, of which 350,000,000 shares shall be Class A common stock, par value $0.01 per share (the “Class A Common Stock”), 150,000,000 shares shall be Class B common stock, par value $0.01 per share (the “Class B Common Stock” and, together with the Class A Common Stock, the “Common Stock”) and 50,000,000 shares shall be preferred stock, par value $0.01 per share (the “Preferred Stock”). Subject to the rights of the holders of any series of Preferred Stock then outstanding, the number of authorized shares of any of the Common Stock or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of the provisions of Section 242(b)(2) of the DGCL or any successor provision thereof, and no vote of the holders of any of the Common Stock or Preferred Stock voting separately as a class shall be required therefor.

Section 4.02        Common Stock. The terms of the Common Stock set forth below shall be subject to the express terms of any series of Preferred Stock then outstanding.

(a)           Voting Rights. Except as otherwise required by applicable law or this Certificate:

 (i)          each share of Class A Common Stock shall entitle the record holder thereof as of the applicable record date to one (1) vote per share in person or by proxy on all matters submitted to a vote of the holders of Class A Common Stock, whether voting separately as a class or otherwise;

 (ii)         each share of Class B Common Stock shall entitle the record holder thereof as of the applicable record date to ten (10) votes per share in person or by proxy on all matters submitted to a vote of the holders of Class B Common Stock, whether voting separately as a class or otherwise; and

 (iii)        except as otherwise required in this Certificate and except as otherwise provided for in the Voting Agreement of the Corporation, dated on or about the Effective Time (as defined below), by and among the stockholders of the Corporation listed on Exhibit A attached thereto (as the same may be amended, supplemented, restated or otherwise modified from time to time, the “Voting Agreement”) or by applicable law, the holders of shares of Class A Common Stock and Class B Common Stock shall vote together as a single class (or, if any holders of shares of Preferred Stock are entitled to vote together with the holders of Class A Common Stock and Class B Common Stock, as a single class with such holders of Preferred Stock) on all matters submitted to a vote of stockholders of the Corporation.

(b)         Dividends and Distributions. Subject to applicable law, the rights, if any, of the holders of any outstanding series of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Common Stock with respect to the payment of dividends or distributions and except as provided for in the Voting Agreement, the holders of Common Stock shall be entitled to receive, as, if and when declared by the Board out of the funds of the Corporation legally available therefor, such dividends (payable in cash, shares of stock of the Corporation, property or assets of the Corporation or otherwise) as the Board may from time to time in its sole discretion determine.

(c)         Liquidation Rights. In the event of liquidation, dissolution or winding up of the affairs of the Corporation, whether voluntary or involuntary, after payment or provision for payment of the debts and other liabilities of the Corporation and after making provisions for preferential and other amounts, if any, to which the holders of Preferred Stock or any class or series of stock having a preference over or the right to participate with the Class A Common Stock with respect to payments in liquidation shall be entitled, the remaining assets and funds of the Corporation available for distribution shall be divided among and paid ratably to the holders of all outstanding shares of Class A Common Stock and Class B Common Stock in proportion to the number of shares held by each such stockholder. A consolidation, reorganization or merger of the Corporation with any other Person or Persons (as defined below), or a sale of all or substantially all of the assets of the Corporation, shall not be considered to be a dissolution, liquidation or winding up of the Corporation within the meaning of this Section 4.02(c).

(d)           Class B Common Stock.

 (i)         From and after the effectiveness of this Certificate with the Secretary of State of the State of Delaware (the “Effective Time”), shares of Class B Common Stock may be issued only to, and registered only in the name of, (i) one (1) or more Permitted Transferees (as defined in the Voting Agreement) of the holder of such Class B Common Stock, (ii) another Person who holds Class B Common Stock as of the date of the Voting Agreement (an “Initial Class B Common Stock Holder”), or (iii) one (1) or more of such other Initial Class B Common Stock Holder’s Permitted Transferees (collectively, the “Permitted Class B Owners”).

Section 4.03          Conversions and Transfers of Class B Common Stock.

(a)           Optional Conversion of Class B Common Stock. At the option of a holder of Class B Common Stock, each share of Class B Common Stock shall be convertible, at any time or from time to time, into one (1) fully paid and nonassessable share of Class A Common Stock as provided herein. Each holder of Class B Common Stock who elects to convert the same into shares of Class A Common Stock shall surrender the certificate or certificates (if any), duly endorsed, at the office of the Corporation or the Corporation’s transfer agent (the “Transfer Agent”), and shall give written notice to the Corporation at such office that such holder elects to convert the same and shall state therein the number of shares of Class B Common Stock being converted. Such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender and the certificate or certificates representing the shares of Class B Common Stock, or, if the shares are uncertificated, immediately prior to the close of business on the date that the holder delivers notice of such conversion to the Transfer Agent and the person entitled to receive the shares of Class A Common Stock issuable upon such conversion shall be treated for all purposes as the record holder of such shares of Class A Common Stock at such time.

(b)          Automatic Conversion of Class B Common Stock. Each share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock immediately following a transfer to any person other than a Permitted Class B Owner. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing such shares (if any) are surrendered to the Corporation or the Transfer Agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or the Transfer Agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the shares of Class B Common Stock, the holder of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or the Transfer Agent.

(c)          Conversion upon Death. Each share of Class B Common Stock held of record by a natural person, including a natural person serving in a trustee capacity, other than a Permitted Class B Owner, shall automatically, without any further action, convert into one (1) fully paid and nonassessable share of Class A Common Stock upon the death of such natural person.

(d)           Final Conversion of Class B Common Stock. At such time as the Permitted Class B Owners collectively own less than 15% of the shares of the Corporation’s total outstanding Common Stock (the “Final Conversion Date”), each issued share of Class B Common Stock shall automatically, without any further action, convert into one (1) share of Class A Common Stock. Following the Final Conversion Date, the Corporation may no longer issue any additional shares of Class B Common Stock. Such conversion shall occur automatically without the need for any further action by the holders of such shares and whether or not the certificates representing the shares (if any) are surrendered to the Corporation or the Transfer Agent; provided, however, that the Corporation shall not be obligated to issue certificates evidencing the shares of Class A Common Stock issuable upon such conversion unless the certificates evidencing such shares of Class B Common Stock are either delivered to the Corporation or the Transfer Agent, or the holder notifies the Corporation that such certificates have been lost, stolen or destroyed and executes an agreement satisfactory to the Corporation to indemnify the Corporation from any loss incurred by it in connection with such certificates. Upon the occurrence of such automatic conversion of the shares of Class B Common Stock, the holder of Class B Common Stock so converted shall surrender the certificates representing such shares (if any) at the office of the Corporation or the Transfer Agent.

(e)          Immediate Effect. In the event of a conversion of shares of Class B Common Stock to shares of Class A Common Stock pursuant to this Section 4.03, such conversions shall be deemed to have been made at the time that the transfer of shares occurred, the death of the natural person or immediately upon the Final Conversion Date, as applicable.

Section 4.04         Certificates. All certificates or book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board may determine):

THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF THE CORPORATION AS IT MAY BE AMENDED AND/OR RESTATED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR).

Section 4.05         Fractions. Class A Common Stock and Class B Common Stock may be issued and transferred in fractions of a share which shall entitle the holder to exercise fractional voting rights and to have the benefit of all other rights of holders of Class A Common Stock and Class B Common Stock, as applicable. Subject to the restrictions set forth in this Certificate, holders of shares of Class A Common Stock and Class B Common Stock shall be entitled to transfer fractions thereof and the Corporation shall, and shall cause the Transfer Agent to, facilitate any such transfers, including by issuing certificates or making book entries representing any such fractional shares. For all purposes of this Certificate, all references to Class A Common Stock and Class B Common Stock or any share thereof (whether in the singular or plural) shall be deemed to include references to any fraction of a share of such Class A Common Stock or Class B Common Stock.

Section 4.06         Amendment. Except as otherwise required by law, holders of Class A Common Stock and Class B Common Stock shall not be entitled to vote on any amendment to this Certificate (including any Preferred Stock Certificate of Designation (as defined below)) that relates solely to the terms of one (1) or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one (1) or more other such series, to vote thereon pursuant to this Certificate (including any Preferred Stock Certificate of Designation).

Section 4.07         Preferred Stock. The Board is authorized, by resolution or resolutions, to provide, out of the authorized but unissued shares of Preferred Stock, for the issuance from time to time of shares of Preferred Stock in one (1) or more series and, by filing a certificate of designation (a “Preferred Stock Certificate of Designation”) pursuant to the applicable provisions of the DGCL, to establish from time to time the number of shares to be included in each such series, with such powers (including voting powers, if any), designations, preferences, participating, optional or other rights, if any, and qualifications, limitations or restrictions thereof, if any, as are stated and expressed in the resolution or resolutions providing for the issuance thereof adopted by the Board, including, but not limited to, determination of any of the following:

(a)          the distinctive designation of the series, whether by number, letter or title, and the number of shares which will constitute the series;

(b)          the dividend rate, if any, and the times of payment of dividends, if any, on the shares of the series, whether such dividends will be cumulative and, if so, from what date or dates, and the relation which such dividends, if any, shall bear to the dividends payable on any other class or classes or series of stock;

(c)          the price or prices at which, and the terms and conditions on which, the shares of the series may be redeemed at the option of the Corporation or the holder thereof or upon the happening of a specified event;

(d)          whether or not the shares of the series will be entitled to the benefit of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if so entitled, the amount of such fund and the terms and provisions relative to the operation thereof;

(e)          the amounts payable on, and the preferences, if any, of the shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation or upon the happening of any other specified event;

(f)           whether or not the shares of the series will be convertible into, or exchangeable for, at the option of either the holder or the Corporation or upon the happening of a specified event, shares of any other class or classes or series of stock of the Corporation and, if so convertible or exchangeable, the conversion price or prices, or the rates of exchange, and any adjustments thereof, at which such conversion or exchange may be made, and any other terms and conditions of such conversion or exchange;

(g)          whether or not the shares of the series will have priority over or be on a parity with or be junior to the shares of any other class or classes or series of stock of the Corporation in any respect, or will be entitled to the benefit of limitations restricting the issuance of shares of any other class or classes or series of stock of the Corporation, restricting the payment of dividends on or the making of other distributions in respect of shares of any other class or classes or series of stock of the Corporation ranking junior to the shares of the series as to dividends or distributions, or restricting the purchase or redemption of the shares of any such junior class or classes or series of stock of the Corporation, and the terms of any such restriction;

(h)         whether or not the shares of the series will have voting rights or powers and, if so, the terms of such voting rights and powers; and

(i)            any other powers, preferences and rights, and qualifications, limitations and restrictions thereof, of the series.

Except as otherwise required by law, holders of any series of Preferred Stock shall be entitled to only such voting rights and powers, if any, as shall expressly be granted thereto by this Certificate. Except as otherwise expressly provided in this Certificate, no vote of the holders of shares of Preferred Stock or Common Stock shall be a prerequisite to the issuance of any shares of any series of the Preferred Stock so authorized in accordance with this Certificate. Unless otherwise provided by this Certificate, the Board may, by resolution or resolutions, increase or decrease (but not below the number of shares of such series then outstanding) the number of shares of any series of Preferred Stock established by a Preferred Stock Certificate of Designation pursuant to this Article IV and the DGCL and, if the number of shares of such series shall be so decreased, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

Section 4.08         Rights upon Liquidation and Dissolution. On any liquidation, dissolution or winding-up of the Corporation, the holders of Class A Common Stock and Class B Common Stock will be entitled to share equally, identically and ratably in all assets remaining after the payment of any liabilities, liquidation preferences and accrued or declared but unpaid dividends, if any, with respect to any outstanding preferred stock, unless a different treatment is approved by the affirmative vote of the holders of a majority of the outstanding shares of such affected class, voting separately as a class.

ARTICLE V

Section 5.01          General Powers. Except as otherwise provided by applicable law, this Certificate or the Voting Agreement, the business and affairs of the Corporation shall be managed by or under the direction of the Board.

Section 5.02         Number of Directors. Except as otherwise provided for or fixed pursuant to Article IV and this Article V (relating to the rights of any series of Preferred Stock to elect additional directors) and subject to the terms of the Voting Agreement, the total number of directors shall be fixed by, or in the manner provided in, the bylaws of the Corporation (as the same may be amended and/or restated from time to time, the “Bylaws”). Election of directors need not be by written ballot unless the Bylaws shall so require.

Section 5.03          [Reserved].

Section 5.04          Quorum. Except as otherwise provided by applicable law and subject to the terms of the Voting Agreement, the presence in person or by proxy of a majority of directors shall constitute a quorum for the conduct of business at any meeting of the Board.

Section 5.05        Vacancies; Newly Created Directorships. Except as otherwise provided by this Certificate and subject to the terms of the Voting Agreement, any vacancy resulting from the death, resignation, removal or disqualification of a director or other cause, or any newly created directorship in the Board, shall be filled by an affirmative vote of the holders of a majority of the voting power of the issued and outstanding Common Stock (which vote may be taken by written consent of such holders).

Section 5.06         Removal of Directors. Except as otherwise provided by law, the Voting Agreement or this Certificate, any director may be removed as a director at any time, with or without cause.

Section 5.07         Voting Rights of Preferred Stock. Notwithstanding the foregoing, whenever the holders of any one (1) or more series of Preferred Stock shall have the right, voting separately as a series or separately as a class with one (1) or more such other series of Preferred Stock, to elect directors, the election, term of office, removal, filling of vacancies (including filling any newly created directorships) any and other features of such directorships shall be governed by the terms of the other provisions of this Certificate (including any Preferred Stock Certificate of Designation). Notwithstanding anything herein to the contrary, during any period when the holders of any series of Preferred Stock have the right to elect additional directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total number of directors of the Corporation shall automatically be increased by such specified number of directors, and the holders of such Preferred Stock shall be entitled to elect the additional directors so provided for or fixed pursuant to such provisions, and (ii) each such additional director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to such provisions, whichever occurs earlier, subject to his or her earlier death, resignation, retirement, removal or disqualification. Except as otherwise provided by the Board in the resolution or resolutions establishing such series, whenever the holders of any series of Preferred Stock having such right to elect additional directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, retirement, removal or disqualification of such additional directors, shall forthwith terminate, and the total authorized number of directors of the Corporation shall be reduced accordingly.

Section 5.08        Non-Voting Representatives. The directors may, from time to time by majority vote, designate up to four (4) additional non-voting representatives of the Board (the “Non-Voting Representatives”). The Non-Voting Representatives shall not have any power as directors to vote on any action to be taken or matter to be determined by the Board (and for such purposes the number of directors and number of votes on the Board shall be determined excluding all Non-Voting Representatives). Without limiting the generality of the foregoing, the consent of the Non-Voting Representatives shall not be required for, or counted for purposes of determining, any action to be taken by the Board in writing, and the presence of the Non-Voting Representatives shall not be required or counted for purposes of establishing quorum for the conduct of business of any meeting of the Board. Each Non-Voting Representative may at any time be removed and replaced by a majority vote of the directors.

ARTICLE VI

In furtherance and not in limitation of the rights, powers, privileges and discretionary authority granted or conferred by the DGCL or other statutes or laws of the State of Delaware, the Board is expressly authorized to make, alter, amend or repeal the Bylaws, without any action on the part of the stockholders.

ARTICLE VII

Except as otherwise required by law, and subject to the rights of the holders of any series of Preferred Stock, special meetings of the stockholders of the Corporation may be called only by (i) the Chairman of the Board, at any time, (ii) the Secretary of the Corporation at the direction of a majority of the directors then in office, at any time, or (iii) the Secretary of the Corporation at the written request of the holders of a majority of the voting power of the then outstanding Common Stock, and special meetings may not be called by any other person or persons. Business transacted at any special meeting of stockholders shall be limited to the purpose or purposes stated in the notice of meeting.

ARTICLE VIII

To the fullest extent permitted by the DGCL, as it now exists or may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty owed to the Corporation or its stockholders. Any repeal or amendment or modification of this Article VIII (including by changes in applicable law), or the adoption of any provision of this Certificate inconsistent with this Article VIII, shall, to the extent permitted by applicable law, be prospective only (except to the extent such amendment or change in applicable law permits the Corporation to provide a broader limitation on a retroactive basis than permitted prior thereto), and shall not adversely affect any limitation on the personal liability of any director of the Corporation with respect to acts or omissions occurring prior to the time of such repeal or amendment or modification or adoption of such inconsistent provision. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of directors shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

ARTICLE IX

Subject to the rights of the holders of one (1) or more series of Preferred Stock then outstanding to act by written consent as provided in any Preferred Stock Certificate of Designation, any action required or permitted to be taken by stockholders must be effected at a duly called annual or special meeting of stockholders; provided, that, any action required or permitted to be taken at any annual or special meeting of stockholders of the Corporation may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, is signed by or on behalf of the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Corporation in accordance with the DGCL.

ARTICLE X

Section 10.01       Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a “Proceeding”), by reason of the fact that he or she or a person of whom he or she is the legal representative is or was, at any time during which this Certificate is in effect (whether or not such person continues to serve in such capacity at the time any indemnification or payment of expenses pursuant hereto is sought or at the time any proceeding relating thereto exists or is brought), a director or officer of the Corporation or is or was at any such time serving at the request of the Corporation as a director, officer, trustee, employee or agent of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Corporation (hereinafter, an “Indemnitee”), whether the basis of such Proceeding is alleged action in an official capacity as a director, officer, trustee, employee or agent or in any other capacity while serving as a director, officer, trustee, employee or agent, shall be (and shall be deemed to have a contractual right to be) indemnified and held harmless by the Corporation (and any successor of the Corporation by merger or otherwise) to the fullest extent permitted by the DGCL as the same exists or may hereafter be amended or modified from time to time (but, in the case of any such amendment or modification, only to the extent that such amendment or modification permits the Corporation to provide greater indemnification rights than said law permitted the Corporation to provide prior to such amendment or modification), against all expense, liability and loss (including reasonably incurred attorneys’ fees, judgments, fines, excise taxes or penalties arising under the Employee Retirement Income Security Act of 1974 and amounts paid or to be paid in settlement) incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer, trustee, employee or agent and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that except as provided in Section 10.04 of this Article X, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized in the first instance by the Board.

Section 10.02       Advancement of Expenses. The right to indemnification conferred upon Indemnitees in this Article X shall include the right, without the need for any action by the Board, to be paid by the Corporation (and any successor of the Corporation by merger or otherwise) the expenses incurred in defending any such Proceeding in advance of its final disposition, such advances to be paid by the Corporation within twenty (20) days after the receipt by the Corporation of a statement or statements from the claimant requesting such advance or advances from time to time; provided, however, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking by or on behalf of such director or officer to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right of appeal that such director or officer is not entitled to be indemnified for such expenses under this Article X or otherwise.

Section 10.03       Nature of Rights; Other Sources. The rights conferred upon Indemnitees in this Article X shall be contract rights between the Corporation and each Indemnitee to whom such rights are extended that vest at the commencement of such person’s service to or at the request of the Corporation and all such rights shall continue as to an Indemnitee who has ceased to be a director or officer of the Corporation or ceased to serve at the Corporation’s request as a director, officer, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, as described herein, and shall inure to the benefit of the Indemnitee’s heirs, executors and administrators. The Corporation hereby acknowledges that certain Indemnitees may have certain rights to indemnification, advancement of expenses and/or insurance (other than directors’ and officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, its affiliates or any of the foregoing’s respective subsidiaries) from persons or entities other than the Corporation (collectively, the “Other Indemnitors”). The Corporation hereby agrees (i) that it is the indemnitor of first resort of the Indemnitees (i.e., its obligations to an Indemnitee hereunder are primary and any obligation of the Other Indemnitors to advance expenses or to provide indemnification for the same expenses or liabilities incurred by such Indemnitee are secondary), (ii) that it shall be required to advance the full amount of expenses incurred by an Indemnitee and shall be liable for the full amount of all losses, claims, damages, liabilities and expenses (including reasonably incurred attorneys’ fees, judgments, fines, penalties and amounts paid in settlement) to the extent legally permitted and as required by the terms hereof, without regard to any rights an Indemnitee may have against the Other Indemnitors, and (iii) that it irrevocably waives, relinquishes and releases the Other Indemnitors from any and all claims against the Other Indemnitors for contribution, subrogation or any other recovery of any kind in respect thereof. The Corporation further agrees that no advancement or payment by the Other Indemnitors on behalf of an Indemnitee with respect to any claim for which such Indemnitee has sought indemnification from the Corporation hereunder shall affect the foregoing and the Other Indemnitors shall have a right of contribution and/or be subrogated to the extent of such advancement or payment to all of the rights of recovery of such Indemnitee against the Corporation. For the avoidance of doubt, no person or entity providing directors’ or officers’ liability insurance or similar insurance obtained or maintained by or on behalf of the Corporation, any of its affiliates or any of the foregoing’s respective subsidiaries, including any person or entity providing such insurance obtained or maintained as contemplated by Section 10.08, shall be an Other Indemnitor.

Section 10.04      Claims. To obtain indemnification under this Article X, a claimant shall submit to the Corporation a written request, including therein or therewith such documentation and information as is reasonably available to the claimant and is reasonably necessary to determine whether and to what extent the claimant is entitled to indemnification. Upon written request by a claimant for indemnification pursuant to the first sentence of this Section 10.04, a determination, if required by applicable law, with respect to the claimant’s entitlement thereto shall be made by the Board, or if the Board so chooses, by Independent Counsel, which shall be selected by the Board. If it is so determined that the claimant is entitled to indemnification, payment to the claimant shall be made within ten (10) days after such determination.

Section 10.05       Enforcement. If a claim under Section 10.01 of this Article X is not paid in full by the Corporation within sixty (60) days after a written claim pursuant to Section 10.04 of this Article X has been received by the Corporation, or if a claim under Section 10.02 of this Article X is not paid in full by the Corporation within twenty (20) days after a written claim therefor has been made, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and, if successful in whole or in part, the claimant shall be entitled to be paid also the expense of prosecuting such claim to the fullest extent permitted by law. It shall be a defense to any such action that in the case of a claim for indemnification, the claimant has not met the standard of conduct which makes it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed. Neither the failure of the Corporation (including its Board, Independent Counsel or stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct set forth in the DGCL, nor an actual determination by the Corporation (including its Board, Independent Counsel or stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

Section 10.06        Procedures. If a determination shall have been made pursuant to Section 10.04 of this Article X that the claimant is entitled to indemnification, the Corporation shall be bound by such determination in any judicial proceeding commenced pursuant to Section 10.05 of this Article X. The Corporation shall be precluded from asserting in any judicial proceeding commenced pursuant to Section 10.05 of this Article X that the procedures and presumptions of this Article X are not valid, binding and enforceable and shall stipulate in such proceeding that the Corporation is bound by all the provisions of this Article X.

Section 10.07       Non-Exclusive Rights. The right to indemnification and the payment of expenses incurred in defending a Proceeding in advance of its final disposition conferred in this Article X: (i) shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Certificate, Bylaws, agreement, vote of stockholders or otherwise and (ii) cannot be terminated by the Corporation, the Board or the stockholders of the Corporation with respect to any act or omission that is the subject of the Proceeding for which indemnification or advancement of expenses is sought prior to the date of such termination. Any amendment, modification, alteration or repeal of this Article X (by merger, consolidation or otherwise) that in any way diminishes, limits, restricts, adversely affects or eliminates any right of an Indemnitee or his or her successors to indemnification, advancement of expenses or otherwise shall be prospective only and shall not, without the written consent of the Indemnitee, in any way diminish, limit, restrict, adversely affect or eliminate any such right with respect to any actual or alleged state of facts, occurrence, action or omission then or previously existing, or any action, suit or proceeding previously or thereafter brought or threatened based in whole or in part upon any such actual or alleged state of facts, occurrence, action or omission.

Section 10.08       Insurance. The Corporation may maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise, against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

Section 10.09       Additional Rights. The Board may grant rights to indemnification, and rights to be paid by the Corporation the expenses incurred in connection with any Proceeding in advance of its final disposition, to any current or former employee or agent of the Corporation to the fullest extent of the provisions of this Article X with respect to the indemnification and advancement of expenses of current or former directors and officers of the Corporation.

Section 10.10       Severability. If any provision or provisions of this Article X shall be held to be invalid, illegal or unenforceable for any reason whatsoever: (i) the validity, legality and enforceability of the remaining provisions of this Article X (including, without limitation, each portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable, that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby; and (ii) to the fullest extent possible, the provisions of this Article X (including, without limitation, each such portion of any Section of this Article X containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to give effect to the intent manifested by the provision held invalid, illegal or unenforceable.

Section 10.11       Definitions; Construction. For purposes of this Article X: “Independent Counsel” means a law firm, a member of a law firm, or an independent practitioner, that is experienced in matters of corporate law and shall include any person who, under the applicable standards of professional conduct then prevailing, would not have a conflict of interest in representing either the Corporation or the claimant in an action to determine the claimant’s rights under this Article X. Any reference to an officer of the Corporation in this Article X shall be deemed to refer exclusively to the officers appointed as such pursuant to the Bylaws by the Board or by an officer to whom the Board has delegated the power to appoint officers, and any reference to an officer of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall be deemed to refer exclusively to an officer appointed by the Board (or equivalent governing body) of such other entity pursuant to the certificate of incorporation and bylaws (or equivalent organizational documents) of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. The fact that any person who is or was an employee of the Corporation or an employee of any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise has been given or has used the title of “vice president” or any other title that could be construed to suggest or imply that such person is or may be an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise shall not result in such person being constituted as, or being deemed to be, an officer of the Corporation or of such other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise for purposes of this Article X.

Section 10.12        Notices. Any notice, request or other communication required or permitted to be given to the Corporation under this Article X shall be in writing and either delivered in person or sent by telecopy, fax, email, overnight mail or courier service, or certified or registered mail, postage prepaid, return receipt requested, to the Secretary of the Corporation and shall be effective only upon receipt by the Secretary.

ARTICLE XI

Section 11.01     Waiver of Corporate Opportunity. Except as otherwise provided in the second sentence of this Section 11.01, (i) no stockholder of the Corporation or any of its Affiliates or any of their respective representatives (even if such Person is also an officer or director of the Corporation) shall have any duty to communicate or present an investment or business opportunity or prospective economic advantage to the Corporation in which the Corporation may, but for the provisions of this Section 11.01, have an interest or expectancy (a “Corporate Opportunity”), and (b) no stockholder of the Corporation or any of its Affiliates or any of their respective representatives (even if such Person is also an officer or director of the Corporation) shall be deemed to have breached any fiduciary or other duty or obligation to the Corporation by reason of the fact that any such Person pursues or acquires a Corporate Opportunity for itself or its Affiliates or directs, sells, assigns or transfers such Corporate Opportunity to another Person or does not communicate information regarding such Corporate Opportunity to the Corporation. The Corporation renounces any interest in a Corporate Opportunity and any expectancy that a Corporate Opportunity will be offered to the Corporation; provided, however, that the Corporation does not renounce any interest or expectancy it may have in any Corporate Opportunity that is offered to an officer or director of the Corporation whether or not such individual is also a director or officer of a stockholder of the Corporation, if such opportunity is expressly offered in writing solely to such Person in his or her capacity as an officer or director of the Corporation.

Section 11.02       Acknowledgement. Any person or entity purchasing or otherwise acquiring or holding any interest in any shares of capital stock of the Corporation or any other interest in the Corporation shall be deemed to have notice of and to have consented to the provisions of this Article XI.

Section 11.03       Interpretation; Duties. In the event of a conflict or other inconsistency between this Article XI and any other Article or provision of this Certificate, this Article XI shall prevail under all circumstances. Notwithstanding anything to the contrary herein, under no circumstances shall the provisions of this Article XI (other than this Section 11.03 of this Article XI) apply to (or result in or be deemed to result in a limitation or elimination of) any duty (contractual, fiduciary or otherwise, whether at law or in equity) owed by any employee of the Corporation or any of its subsidiaries, and any investment, corporate or business opportunity or prospective economic or competitive advantage in which the Corporation or its Affiliates could have an interest or expectancy (contractual, equitable or otherwise) waived or renounced by any Person pursuant to such other provisions of this Article XI shall be expressly reserved and maintained by such Person, as applicable (and shall not be waived or renounced) as to any such employee.

Section 11.04       Section 122(17) of the DGCL. For the avoidance of doubt, subject to Section 11.03 of this Article XI, this Article XI is intended to constitute, with respect to the representatives of any stockholder of the Corporation or any Affiliate of such stockholder, a disclaimer and renunciation, to the fullest extent permitted under Section 122(17) of the DGCL, of any right of the Corporation or any of its Affiliates with respect to the matters set forth in this Article XI, and this Article XI shall be construed to effect such disclaimer and renunciation to the fullest extent permitted under the DGCL.

Section 11.05       Definitions. Solely for purposes of this Article XI, (A) “Affiliate” shall mean, with respect to any Person, any other Person that, directly or indirectly, controls, is controlled by, or is under common control with such other Person; provided, that, an Affiliate of any Person shall also include (a) in the case of a partnership, any general partner of such partnership, (b) in the case of a trust, any trustee or beneficiary of such trust, (c) any spouse, parent, child or lineal descendant of any individual described in clause (b) above, (d) in the case of an individual, any spouse, parent, child or lineal descendant of such individual, and (e) any trust, partnership or limited liability company, under which the distributions may be made only to or for the benefit of such Person and/or any spouse, parent, child or lineal descendant of such Person and (B) “Person” shall mean an individual, corporation, partnership, limited liability company, association, fund, trust or other entity or organization, including a governmental authority.

ARTICLE XII

Unless the Corporation consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware shall, to the fullest extent permitted by law, be the sole and exclusive forum for (a) any derivative action or proceeding brought on behalf of the Corporation, (b) any action asserting a claim of breach of a fiduciary duty owed by any director, officer, other employee or stockholder of the Corporation, (c) any action asserting a claim arising pursuant to any provision of the DGCL or of this Certificate or the Bylaws or as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware, or (d) any action asserting a claim governed by the internal affairs doctrine. Notwithstanding anything to the contrary herein, but subject to the foregoing provisions of this Article XII, the federal district courts of the United States shall be the exclusive forum for the resolution of any action, suit or proceeding asserting a cause of action arising under the Securities Act of 1933, as amended. Any person or entity purchasing or otherwise acquiring any interest in shares of capital stock of the Corporation shall be deemed to have notice of and, to the fullest extent permitted by law, to have consented to the provisions of this Article XII.

ARTICLE XIII

The Corporation hereby expressly elects not to be governed by Section 203 of the DGCL.

ARTICLE XIV

If any provision or provisions of this Certificate shall be held to be invalid, illegal or unenforceable as applied to any circumstance for any reason whatsoever: (i) the validity, legality and enforceability of such provisions in any other circumstance and of the remaining provisions of this Certificate (including, without limitation, each portion of any Article (or section or subsection thereof) of this Certificate containing any such provision held to be invalid, illegal or unenforceable that is not itself held to be invalid, illegal or unenforceable) shall not in any way be affected or impaired thereby and (ii) to the fullest extent possible, the provisions of this Certificate (including, without limitation, each such portion of any Article (or any section or subsection thereof) of this Certificate containing any such provision held to be invalid, illegal or unenforceable) shall be construed so as to permit the Corporation to protect its directors, officers, employees and agents from personal liability in respect of their good faith service to or for the benefit of the Corporation to the fullest extent permitted by law.

ARTICLE XV

The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate, in the manner now or hereafter prescribed by this Certificate and the DGCL, and all rights, preferences and privileges herein conferred upon stockholders by and pursuant to this Certificate in its current form or as hereafter amended are granted subject to the right reserved in this Article XV.